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                     August 30, 2023

       Keith Jones
       Chief Financial Officer
       Adeia Inc.
       3025 Orchard Parkway
       San Jose, CA 95134

                                                        Re: Adeia Inc.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2022
                                                            Filed on March 1,
2023
                                                            File No. 001-39304

       Dear Keith Jones:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Technology
       cc:                                              Kevin Tanji